Exhibit 4.2

GSX TECHEDU INC.

Number	Class A Ordinary Shares
Certificate No.	-No. of Share(s)-

Incorporated under the laws of the Cayman Islands

Share capital is US$100,000 divided into

1,000,000,000 shares of a par value of US$0.0001 each, comprising of

(i) 800,000,000 Class A Ordinary Shares of a par value of US$0.0001 each,

(ii) 100,000,000 Class B Ordinary Shares of a par value of US$0.0001 each, and

(iii) 100,000,000 shares of a par value of US$0.0001 each of such class or classes (as designated)

THIS IS TO CERTIFY THAT Shareholder is the registered holder of No. of Share(s) Class A Ordinary Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the                      day of                                         by:

DIRECTOR